  EXHIBIT 3.1.2
ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

OCEAN BIO-CHEM, INC.

Pursuant to the provisions of Section 607.1006 of the Florida Business Corporation Act, the undersigned, Ocean Bio-Chem, Inc., a Florida corporation, by its President and Chief Executive Officer, does hereby make and execute these Articles of Amendment to its Articles of Incorporation:

1.             The name of the corporation is Ocean Bio-Chem, Inc.

2.             The Articles of Incorporation are amended by deleting Article III thereof in its entirety and by inserting, in lieu thereof, the following new Article III:

ARTICLE III

The aggregate number of shares that this corporation shall have authority to issue is 12,000,000 shares of common stock, $.01 par value.

3.             The date of the adoption of the amendment by the shareholders of the corporation was June 8, 2012.

4.            The only voting group entitled to vote on the amendment was the holders of the corporation’s common stock.  The number of votes cast for the amendment by the holders of the common stock was sufficient for approval by that voting group.

IN WITNESS WHEREOF, these Articles of Amendment to Articles of Incorporation of Ocean Bio-Chem, Inc. have been executed by Ocean Bio-Chem, Inc., by its President and Chief Executive Officer, this 12th day of June, 2012.

OCEAN BIO-CHEM, INC.

By:	/s/ Peter G. Dornau
Peter G. Dornau
President and Chief Executive Officer